UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 3, 2026

SSR Mining Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia

(State or Other Jurisdiction of Incorporation)

001-35455

(Commission File Number)

98-0211014

(I.R.S. Employer Identification No.)

6900 E. Layton Ave., Suite 1300, Denver, Colorado USA 80237

(Address of principal executive offices) (zip code)

(303) 292-1299

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares without par value	SSRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry Into a Material Definitive Agreement.

On March 3, 2026, SSR Mining Inc., a British Columbia corporation (the “Company”), entered into a binding memorandum of understanding (the “MoU”) with Cengiz Holding A.S. (“Cengiz Holding”) to sell its 80% ownership interest in the Çöpler mine and related properties in Türkiye (collectively, “Çöpler”) for $1.5 billion (the “Purchase Price”) in cash (the “Transaction”). The Transaction excludes the Company’s interests in the Hod Maden development project. Cengiz Holding is required to pay a deposit of $100 million within ten business days of the date of the MoU, which is creditable against the Purchase Price at the closing or refundable (in full or partially) in certain limited circumstances. The Purchase Price and the deposit are payable in U.S. dollars.

The parties have agreed to negotiate in good faith and use their reasonable best efforts to finalize and execute definitive agreements that will set forth the terms of the Transaction and will be consistent with the MoU within 21 calendar days of the date of the MoU. The definitive agreements will contain limited representations from the Company related to its ownership of Çöpler, its ability to enter into the agreements and other matters. Cengiz Holding’s obligation to proceed with the Transaction is subject to the satisfactory completion of limited due diligence related to mineral reserves and resources at Çöpler, but is not subject to the receipt of operational or other permits or licenses related to Çöpler, nor is it subject to any financing contingency. Either party has the right to terminate the MoU at any time upon notice to the other party, subject to the payment of a termination fee in the amount of $50 million.

The Purchase Price is subject to adjustment at closing in the following circumstances: (a) after the parties agree on a final Transaction structure, which will increase or decrease the Purchase Price by $50 million, and (b) for working capital balances and certain other potential amounts owed to third parties at the closing of the Transaction.

The MoU contemplates that the closing of the Transaction will occur no later than 120 calendar days from the execution of the definitive agreements and will be subject to receipt of regulatory approval from the Turkish General Directorate of Mining and Petroleum Affairs, as well as other consents and approvals that may be required in connection with the Transaction, and other customary conditions.

The foregoing description of the MoU does not purport to be complete and is qualified in its entirety by reference to the full text of the MoU, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

ITEM 7.01. Regulation FD Disclosure.

On March 4, 2026, the Company issued a news release announcing the entering into of the MoU, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such a filing.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	News Release, dated as of March 4, 2026, announcing the entering into of a binding memorandum of understanding to sell its ownership in the Çöpler mine
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SSR MINING INC.

By: /s/ Eric Gunning
	Name:	Eric Gunning
	Title:	General Counsel and
Corporate Secretary
Dated: March 4, 2026